Exhibit T3A.14

Number 667090 Certificate of Incorporation I hereby certify that NAC AVIATION 35 LIMITED is this day incorporated under the Companies Act 2014, and that the company is a Private Company Limited by Shares. Given under my hand at Dublin, this Monday, the 24th day of February, 2020 for Registrar of Companies